Pacific Funds Series Trust NSAR 09-30-16
Exhibit 77H


Changes in Control of Registrant for Pacific Funds Large-Cap Value:

On June 28, 2016, there was a change in control with respect to one series of the Registrant from an increase in Pacific Life Insurance Company's percentage ownership. This increase in ownership was a result of a purchase of shares held in Pacific Funds Large-Cap Value. Control is determined by 25% ownership in any fund.


Fund                                Date         Percentage Ownership

Pacific Funds Large-Cap Value         07/27/2016                <25%
                                     07/28/2016 and after      >25%





Changes in Control of Registrant for Pacific Funds Small-Cap Growth:

On June 28, 2016, there was a change in control with respect to one series of the Registrant from an increase in Pacific Life Insurance Company's percentage ownership. This increase in ownership was a result of a purchase of shares held in Pacific Funds Small-Cap Growth. Control is determined by 25% ownership in any fund.


Fund                                  Date         Percentage Ownership

Pacific Funds Small-Cap Growth         07/27/2016                <25%
                                       07/28/2016 and after      >25%





Changes in Control of Registrant for Pacific Funds Small-Cap Value:

On June 28, 2016, there was a change in control with respect to one series of the Registrant from an increase in Pacific Life Insurance Company's percentage ownership. This increase in ownership was a result of a purchase of shares held in Pacific Funds Small-Cap Value. Control is determined by 25% ownership in any fund.


Fund                                    Date         Percentage Ownership

Pacific Funds Small-Cap Value         07/27/2016                <25%
                                      07/28/2016 and after      >25%